SUPPLY AGREEMENT

This SUPPLY AGREEMENT (the "Agreement") is dated and effective December 6th, 2021 (the "Effective Date"), by and between Watchmaker Genomics, Inc. a Delaware corporation with its principal offices at 5744 Central Avenue, Suite 100, Boulder, CO 80301 ("Watchmaker") and SOPHiA Genetics, Inc., a corporation having an office at 185 Dartmouth Street, Suite 502, Boston, MA 02116 ("SOPHiA"). Each of Watchmaker and SOPHiA is deemed a "Party" hereto, and collectively, the "Parties".

RECITALS
WHEREAS, Watchmaker manufactures and sells global genomics tools; and WHEREAS, SOPHiA wishes to purchase from Watchmaker certain components for resale as components in, and for manufacture of, SOPHiA Kits (as defined below) and Watchmaker is willing to supply and sell such components to SOPHiA on the terms and conditions set forth below.
NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties agree as follows:
AGREEMENT
1.DEFINITIONS
1.1."Affiliate" means an entity which controls, is controlled by, or is under common control with a Party hereto. For the purpose of this definition, "control" shall mean the holding of the voting majority or possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities, by contract, or otherwise.
1.2."Applicable Law" means all applicable food, drug, device, cosmetic and other applicable laws, rules, regulations, codes, administrative and judicial orders and directives, or similar requirements or actions of any federal, state or local government, or any agency or administrative body of any of the foregoing.
1.3."SOPHiA Indemnified Parties" is defined in Section 12.2.
1.4."SOPHiA Kit(s)" means the kit(s) that contains one or more Products purchased from Watchmaker under this Agreement that is sold under SOPHiA's trademark, trade name and labeling.
Certain confidential information contained in this document, marked by [**], has been omitted because SOPHiA GENETICS SA has determined that the information (i) is not material and (ii) is the type that SOPHiA customarily and actually treats as private or confidential.

1.5."Confidential Information" means all information, data and know-how disclosed by or on behalf of a Party ("Disclosing Party") to the other Party ("Receiving Party") including, but not limited to, their business strategies, marketing strategies, pricing, technology or processes of the Disclosing Party or any of its Affiliates, customers or vendors, whether written, verbal, electronic, visual (e.g., obtained by observation of facilities) or in any other medium, whether tangible or intangible. Confidential Information includes, but is not limited to, any summaries, analyses, compilations, technical information, information, business plans and other materials prepared by either Party, their respective Affiliates, or any of its or their respective officers, directors, employees or agents that contain or are based in whole or in part on any other Confidential Information. Confidential Information also includes the existence and terms of this Agreement.
1.6."Customer(s)" means a Third Party (as defined below) to whom SOPHiA or SOPHiA's
Affiliate or SOPHiA's Distributor sells SOPHiA Kits for use (and not for resale).
1.7."Disclosing Party" is defined in Section 1.4.
1.8."Distributor" means a Third Party having an agreement with SOPHiA or an Affiliate of SOPHiA under which such Third Party is authorized to resell products manufactured by SOPHiA, including SOPHiA Kits, to Customers.
1.9."Field" means any field of use.
1.10."Force Majeure Event" is defined in Section 14.3
1.11."Information" is defined in Section 8.1.
1.12."Last Buy Order" is defined in Section 4.3.
1.13."Lot" is defined in Section 4.1.
1.14."Products" means the products listed and described in Schedule 1.
1.15."Price" is defined in Section 6.2.
1.16."Purchase Order" means the purchase order form that SOPHiA completes and delivers to Watchmaker in accordance with Section 3.
1.17."Receiving Party" is defined in section 1.4.
1.18."Shipment" is defined in Section 4.1.
1.19."Specifications" means the specifications for the Products, as set forth in Exhibit A.
1.20."Term" is defined in Section 11.1.
1.21."Territory" means worldwide.
Certain confidential information contained in this document, marked by [**], has been omitted because SOPHiA GENETICS SA has determined that the information (i) is not material and (ii) is the type that SOPHiA customarily and actually treats as private or confidential.

1.22."Third Party" means any person or entity that is not a Party or an Affiliate of a Party.
1.23."Warranty Period" is defined in Section 7.1.
1.24."Watchmaker Indemnified Parties" is defined in Section 12.1.
2.AUTHORIZED USES AND USE RESTRICTIONS
2.1.Authorized Uses. Subject to the terms and conditions of this Agreement, Watchmaker authorizes SOPHiA, on a non-exclusive basis, (a) to use Products for internal research and development and manufacturing, (b) to use, develop, validate and manufacture SOPHiA Kits, and (c) to resell and transfer Products purchased under this Agreement solely as components of SOPHiA Kits (sold only under SOPHiA's label), to Customers, in the Field and in the Territory. For clarity, resale of Products as standalone products or as components of products other than SOPHiA Kits is expressly prohibited. SOPHiA shall not perform any analytical tests to ascertain the structure of, or otherwise reverse engineer the Products. The Products are manufactured for research use only and have not been qualified by Watchmaker for any other purpose, including clinical, diagnostic or therapeutic use. SOPHiA is solely responsible for testing and for determining the suitability of Products for use in SOPHiA Kits, and any intended use or application thereof, and will properly qualify, use, and, to the extent authorized, market any products containing Seller's Products in strict compliance with all Applicable Law. SOPHiA is responsible for obtaining all necessary approvals, intellectual property rights, licenses and permissions that may be required related to SOPHiA use of the Products, and for communicating any appropriate limitations or cautionary information to Customers.
2.2.Labeling; Trademark Use. SOPHiA shall use, sell and offer for sale, the SOPHiA Kits only under its or its Affiliates' own trademarks, trade names and labeling. SOPHiA shall not use Watchmaker's name or trademarks, trade names or labeling under any circumstances or for any reason, including any branding of the SOPHiA Kits. It shall be the responsibility of SOPHiA to ensure that its labeling of SOPHiA Kits complies with all Applicable Law.
2.3.Use of Distributors and Affiliates. SOPHiA may sell SOPHiA Kits to or through a Distributor, provided that such SOPHiA Kits must only be sold under SOPHiA's trademark and labeling and such Distributor shall not modify or change any Products. To the extent SOPHiA desires to use Distributors to sell SOPHiA Kits, SOPHiA shall ensure that each such Distributor sells the SOPHiA Kits in compliance with the terms of this Agreement. SOPHiA may exercise the rights granted under this Agreement through one or more Affiliates that exist as of the Effective Date, provided that SOPHiA shall be responsible for and liable for any acts or omissions of its Affiliates.
3.FORECASTS AND ORDERS
3.1.Purchase Orders. When SOPHiA desires delivery of any Products, it shall submit to Watchmaker a Purchase Order via email to [**]. Each such Purchase Order shall specify: the quantity of Products desired, the place of delivery (which may be that of SOPHiA, SOPHiA's Affiliate, or a contract manufacturer of SOPHiA or its Affiliate), the price(s),
Certain confidential information contained in this document, marked by [**], has been omitted because SOPHiA GENETICS SA has determined that the information (i) is not material and (ii) is the type that SOPHiA customarily and actually treats as private or confidential.

and the date(s) of delivery. Watchmaker shall fulfill all Purchase Orders for quantities of Products which are consistent with the then applicable forecast for
Certain confidential information contained in this document, marked by [**], has been omitted because SOPHiA GENETICS SA has determined that the information (i) is not material and (ii) is the type that SOPHiA customarily and actually treats as private or confidential.

the calendar quarter in which delivery is required and in compliance with the lead- time described in Section 3.3, or as otherwise agreed upon by the Parties in writing. Such Purchase Orders will be deemed accepted upon receipt, and Watchmaker shall acknowledge receipt and confirm estimated ship date within [**]business days of receiving the Purchase Order. Watchmaker shall use commercially reasonable efforts to accommodate Purchase Orders for quantities of Products that exceed the then applicable forecast for the calendar quarter in which delivery is required, subject to the lead times described in Section 3.3. Watchmaker shall respond to a Purchase Order that requests quantities in excess of those specified in the then applicable forecast within [**]business days of receiving the Purchase Order, notifying SOPHiA whether or not Watchmaker can manufacture the additional amount of Products requested therein.
3.2.Forecasts. SOPHiA shall provide Watchmaker with a rolling four-quarter forecast of its requirements at least [**]days prior to the beginning of each calendar quarter representing SOPHiA's good faith estimate of the number of Products that SOPHiA expects to purchase during the following four calendar quarters. The first such forecast is attached hereto as Schedule 2. Unless rejected by Watchmaker (which may only be in accordance with this Section 3.2), the first quarter of each such forecast shall be binding on SOPHiA. Forecasts will be updated on a rolling quarterly basis.
3.3.Lead Time; Delivery. SOPHiA will issue Purchase Orders that specify a delivery date for Products that is not less than [**]weeks subsequent to the date of the Purchase Order, unless such a Purchase Order is greater than [**]% but less than [**]% of the forecast provided under Section 3.2 and/or requires shipments from multiple lots, in which case the specified delivery date shall not be less than [**]weeks subsequent to the date of the Purchase Order. If SOPHiA requests a delivery date in a Purchase Order that is less than [**]weeks from the Purchase Order date, or quantities in excess of [**]% of the forecast provide under Section 3.2, Watchmaker shall use reasonable commercial efforts to meet such delivery date and/or excess quantities but shall not be in breach of this Agreement if the Products are not delivered by such delivery date.
3.4.No Other Terms and Conditions. If a sales acknowledgment, invoice, Purchase Order, or other document submitted by either Party contains terms or conditions conflicting with or additional to the terms and conditions of this Agreement, the Parties hereby reject such terms and conditions, and the terms and conditions of this Agreement shall prevail unless otherwise expressly agreed to in writing by both Parties.
3.5.Technical Support. SOPHiA will be responsible for all technical support of SOPHiA Kits.
3.6.Amendments to Schedule 1 - Products. In the event SOPHiA desires to purchase additional Watchmaker products from Watchmaker under the terms of this Agreement, and for use in SOPHiA Kits, Schedule 1 may be amended to include such additional Watchmaker products with the prior written approval of Watchmaker.

Certain confidential information contained in this document, marked by [**], has been omitted because SOPHiA GENETICS SA has determined that the information (i) is not material and (ii) is the type that SOPHiA customarily and actually treats as private or confidential.

4.MANUFACTURING AND QUALITY CONTROL
4.1.The Parties hereby agree to enter into a Supplier Quality Agreement that will dictate the obligations of the Parties regarding manufacturing and quality control. In the event that the terms of this Agreement contradict the terms of the Supplier Quality Agreement, the Supplier Quality Agreement shall govern.
4.2.Manufacture. Watchmaker shall have in place reasonable procedures and protocols to manufacture the Products substantially in accordance with the Specifications. Watchmaker manufactures the Products in lots or batches (each referred to herein as a "Lot").
4.3.Compliance with Laws. SOPHiA shall comply with all Applicable Laws Related to the transportation, storage, use, handling, disposal, marketing, sale, import and export of the Products. Watchmaker has and shall maintain during the Term of this Agreement all approvals, registrations, rights, and governmental permits, including without limitation health, safety and environmental permits, necessary to perform its obligations pursuant to this Agreement.
4.4.Product Changes. Watchmaker shall notify SOPHiA of any material changes which impact fit, form, or function of the Product, as defined by the Product Specifications, or any planned discontinuation of the manufacture or sale of the Product, > 180 days in advance. Such notification will include, at a minimum, a) a description of the planned change, b) rationale for the change, and c) implementation date. Notwithstanding the foregoing, changes mandated by regulatory authorities or that are outside of Watchmaker's reasonable control shall not require prior notice or prior written consent, and Watchmaker will notify SOPHiA promptly as soon as it is made aware of such changes.
4.5.No Exclusivity. Watchmaker shall have the right to manufacture for and sell to any Third Party any Products or any components that are the same or substantially similar to any of the Products.
4.6.Quality Control. SOPHiA agrees to the Specifications and that Watchmaker shall perform quality control testing according to those Specifications under Watchmaker's quality management system. Watchmaker shall provide a Certificate of Analysis with each Lot, emailed electronically to an email address designated by SOPHiA. Watchmaker shall make a copy of its quality assurance manual available to SOPHiA during an inspection as specified in this Section 4.5 if SOPHiA so requests. Watchmaker shall keep documentation of the quality assurance procedures and actions it has taken to ensure the quality of the Products ("Records"). Watchmaker shall maintain the Records in an orderly manner so that they are accessible to SOPHiA. Watchmaker shall retain such Records and samples for a period of two (2) years after the last shipment of Products hereunder. During the term of this Agreement and for [**]years thereafter, SOPHiA or its designee, at its own expense, may inspect and audit the facilities, including related books and records, in which the Products are produced or distributed from. Such audits will be conducted no more than once every [**]. SOPHiA shall provide Watchmaker with at least [**] days' notice prior to any such inspection, and shall provide an audit plan at least [**]an audit plan at least [**]no more than [**]representatives, and duration of the audit shall be no more than
Certain confidential information contained in this document, marked by [**], has been omitted because SOPHiA GENETICS SA has determined that the information (i) is not material and (ii) is the type that SOPHiA customarily and actually treats as private or confidential.

[**]business days, and shall not unreasonably hinder or delay Watchmaker's business operations when conducting such inspections. SOPHiA acknowledges Products are manufactured by Watchmaker for research use only and are not qualified by Watchmaker for any other use. SOPHiA shall be responsible for validating Products for any purposes other than research.
5.ACCEPTANCE; REJECTION
5.1.Acceptance. SOPHiA shall have [**]business days from receipt of each delivery of the Products to inspect the delivery for accuracy, and to inspect the Products' packaging for visible defects. SOPHiA may notify Watchmaker of an inaccuracy, or reject visibly defective Products, within such time. If SOPHiA fails to notify Watchmaker within [**]business days from delivery of the Products, the Products shall be deemed accepted by the SOPHiA. SOPHiA shall have [**]calendar days from delivery to test the Products to determine whether the Products substantially conform to the Specifications and reject for nonconformance. Only the Specifications for the Products that are specifically set forth in Exhibit A of this Agreement will be used to determine SOPHiA's acceptance of Products supplied hereunder. If SOPHiA fails to notify Watchmaker within [**]calendar days from delivery of the Products, the Products shall be deemed to substantially conform to the Specifications.
5.2.Cure Upon Shortfall and Rejection. Upon notice to Watchmaker of a shortfall in the amount of Products delivered to SOPHiA under the applicable Purchase Order, Watchmaker shall deliver the shortfall amount as soon as commercially practicable, but no later than [**]calendar days from SOPHiA'S notice. Upon notice of rejection of Products for a failure to substantially conform to the Specifications, Watchmaker shall, at Watchmakers' discretion, either (i) replace such nonconforming Products or (ii) refund all amounts paid by SOPHiA for such nonconforming Products. The foregoing states Watchmaker's sole and exclusive obligation and SOPHiA's sole and exclusive remedy for nonconforming Products, shortages of Products delivered or other delivery errors.
6.DELIVERY; PRICING; PAYMENT
6.1.Shipment. Watchmaker shall package the Products in a manner designed to protect the Products from damage in the ordinary course of delivery. Watchmaker shall ship the Products DAP, freight prepaid and added to the invoice. Products shall be delivered no earlier than [**]days prior to the delivery date specified on the Purchase Order and no later than the specified delivery date (unless the delivery date is changed by written agreement of the Parties or a Force Majeure Event occurs).
6.2.Product Price. The price for each Product is set forth on the attached Schedule 1 in United States Dollars ($) ("Price"). The unit or pack price may be adjusted once per year, and the % of price adjustment will be based on actual change in fully loaded cost of goods, not to exceed the published United States Consumer Price Index. Any change in price must be communicated with [**]days advance notice, and Watchmaker will accept one advance order up to the amount forecasted for the then subsequent calendar quarter at the existing price. The Parties agree to meet annually to review pricing and make adjustments based on changes in firm volume commitments either per order or per year.
Certain confidential information contained in this document, marked by [**], has been omitted because SOPHiA GENETICS SA has determined that the information (i) is not material and (ii) is the type that SOPHiA customarily and actually treats as private or confidential.

6.3.Invoicing and Payment. Upon or after delivery of the Products, Watchmaker shall invoice SOPHiA for the amount and type of Products delivered. Each invoice issued by Watchmaker hereunder shall specify: (a) the Prices in respect of the Products delivered; (b) the quantity and type of Products delivered; (c) the amount of sales tax due (if any) in respect of the Products delivered; and (d) any other amounts reimbursable to Watchmaker (if any) pursuant to this Agreement. Invoiced amounts are payable in USD to the address as indicated in Watchmaker's invoice. SOPHiA shall make payments for the Products within [**]days following the date of the invoice, unless Watchmaker has notified SOPHiA in writing SOPHiA is required to prepay prior to delivery due to insufficient credit line.
6.4.Non-Payment. Watchmaker shall be entitled to interest on any overdue sum at a rate equal to [**] percent ([**]%) per month. In addition, Watchmaker will not be obligated to accept or honor SOPHiA's Purchase Orders or to make any shipments of Product(s) hereunder unless SOPHiA's account with Watchmaker is in good standing. SOPHiA agrees to pay all costs and expenses, including reasonable attorneys' fees, incurred by Watchmaker in the collection of any sum payable by SOPHiA to Watchmaker. If SOPHiA's payment is overdue (i) for [**]or more consecutive invoices or (ii) more than [**]times (whether or not consecutive) in any calendar year, then Watchmaker shall have the right, in its sole discretion, to change SOPHiA's payment terms under Section 6.3 effective immediately upon written notice to SOPHiA.
6.5.Taxes; Duties. Any use tax, sales tax, excise tax, duty, inspection or testing fee, or any other tax, fee or charge imposed on Watchmaker by any governmental authority, on or measured by the purchase of Products by SOPHiA shall be paid by SOPHiA in addition to the Prices quoted or invoiced. If Watchmaker is required to pay any such tax, fee or charge, SOPHiA shall reimburse Watchmaker therefore (within [**]days of receipt of notice from Watchmaker) or provide Watchmaker at the time the Purchase Order is submitted an exemption certificate or other document acceptable to the authority imposing the tax, fee or charge.
7.LIMITED WARRANTY
7.1.Watchmaker Warranties. Watchmaker hereby represents and warrants to SOPHiA that at the time of delivery by Watchmaker to SOPHiA, the Products shall substantially conform to the Specifications and, will be free from defects in workmanship and materials for the shelf life of such Products as set forth in Exhibit A (the "Warranty Period") when properly handled and stored in accordance with the Specifications and/or in accordance with Watchmaker's guidelines provided with delivery of the Products; the Products will be manufactured in accordance with reasonable skill, care and diligence and in compliance with all Applicable Laws. [**]
7.2.Exclusions and Limitations:

WATCHMAKER'S WARRANTIES DO NOT COVER DAMAGES DUE TO [**]. THE LIMITED WARRANTIES SET FORTH IN THIS AGREEMENT DO NOT AND SHALL NOT APPLY TO THIRD-PARTY PRODUCTS. ANY WARRANTY ON A THIRD-PARTY PRODUCT IS PROVIDED BY THE SUPPLIER, PROVIDER, OR
Certain confidential information contained in this document, marked by [**], has been omitted because SOPHiA GENETICS SA has determined that the information (i) is not material and (ii) is the type that SOPHiA customarily and actually treats as private or confidential.

ORIGINAL MANUFACTURER OF THAT THIRD- PARTY PRODUCT. ALL THIRD-PARTY PRODUCTS ARE PROVIDED UNDER THIS AGREEMENT "AS IS."

7.3.[**].
7.4.Disclaimer of Warranties. EXCEPT AS SET FORTH IN SECTION 7.1 OF THIS AGREEMENT, WATCHMAKER MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCTS. WATCHMAKER DISCLAIMS ALL OTHER WARRANTIES, EXPRESS AND IMPLIED, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT. WATCHMAKER MAKES NO REPRESENTATIONS OR WARRANTIES THAT PRODUCTS ARE SUITABLE FOR ANY CLINICAL, DIAGNOSTIC OR THERAPEUTIC USE.
8.SOPHiA REPRESENTATIONS AND WARRANTIES. SOPHiA hereby represents and warrants:
8.1.[**].
9.CONFIDENTIAL INFORMATION
9.1.Each Receiving Party agrees that (i) it shall not use the Confidential Information of the Disclosing Party for any purpose other than performance of its obligations or exercise of its rights under this Agreement; and (ii) it will not disclose any Confidential Information of the Disclosing Party to any third party except the Receiving Party’s employees, independent contractors, consultants and its Affiliates (and its Affiliates employees, independent contractors and consultants) to whom it is necessary to disclose the Confidential Information for the foregoing purposes and who shall be subject to obligations of confidentiality at least as restrictive as those specified herein. The Receiving Party shall protect the Disclosing Party's Confidential Information by using the same degree of care as the Receiving Party uses to protect its own Confidential Information, but in any event no less than a reasonable degree of care.
9.2.Notwithstanding any other provision of this Agreement, Confidential Information shall not include any item of information which: (a) is within the public domain prior to the time of the disclosure by the Disclosing Party to the Receiving Party or thereafter becomes within the public domain other than as a result of disclosure by the Receiving Party or any of its representatives in violation of this Agreement; (b) was, on or before the date of disclosure in the possession of the Receiving Party, as evidenced by records, however maintained; (c) is acquired by the Receiving Party from a Third Party not under an obligation of confidentiality; or (d) is hereafter independently developed by the Receiving Party, as evidenced by records, however maintained.
9.3.Upon expiration or termination of this Agreement, the Receiving Party agrees to cease using all Confidential Information of the Disclosing Party and return all Confidential Information, including materials, received from the Disclosing Party within thirty (30) calendar days (or, with the Disclosing Party's permission, destroy it and certify as to such destruction), along with all copies and reproductions thereof. Notwithstanding the
Certain confidential information contained in this document, marked by [**], has been omitted because SOPHiA GENETICS SA has determined that the information (i) is not material and (ii) is the type that SOPHiA customarily and actually treats as private or confidential.

foregoing, (i) the Receiving Party may retain in its confidential files one (1) copy of written Confidential Information of the Disclosing Party in the files of its legal counsel for the sole purpose of proving what was disclosed; (ii) the Receiving Party is not required to return or destroy any Confidential Information of the Disclosing Party if doing so would violate any law, regulation or court order, (iii) the Receiving Party shall not be required to expunge any minutes or written consents of its board of directors (or equivalent governance body), and (iv) to the extent that the Receiving Party's computer back-up or archiving procedures create copies of Confidential Information of the Disclosing Party, the Receiving Party may retain such copies for the period it normally archives backed-up computer records, so long as such copies are not readily accessible and are not used or consulted for any purpose other than disaster recovery. Any Confidential Information retained pursuant to the foregoing sentence shall remain subject to this Agreement until destroyed or no longer deemed Confidential Information based on the exclusions to the definition of Confidential Information. Notwithstanding Section 9.1, either Party may disclose Confidential Information as required by law, regulation or court order or by the listing standards, rules or agreements of any public exchange on which any securities of the Receiving Party are listed so long as the Receiving Party (i) uses commercially reasonable efforts to give the Disclosing Party as much prior notice of such required disclosure as circumstances permit, (ii) allows the Disclosing Party to contest such disclosure or to seek a protective order or similar remedy, and reasonably cooperates with the Disclosing Party in such efforts, and (iii) limits the disclosure to only the information required to be disclosed.
9.4.Neither Party may publicly disclose the existence or terms of this Agreement without the prior written consent of the other Party; provided, however, that either Party may make such a disclosure to the extent required by law or by the requirements of any nationally recognized securities exchange, quotation system or over-the-counter market on which such Party has its securities listed or traded, or to prospective investors or purchasers of stock or assets of such Party, who, in any case, have entered into confidentiality obligations comparable in scope to the obligations set forth in this Agreement. In the event that such disclosure is made as aforesaid, the Disclosing Party shall provide the other Party with notice beforehand and to coordinate with the other Party to the maximum extent possible with respect to the wording and timing of any such disclosure.
9.5.As between the Parties, Confidential Information is and shall remain the property of the Disclosing Party, and the Disclosing Party shall retain all right, title and interest in and to its Confidential Information. Neither this Agreement nor the disclosure of Confidential Information hereunder grants or implies to the Receiving Party any right or license to use or practice any intellectual property of the Disclosing Party.
9.6.Neither Party shall make or issue any press release, statement or other public announcement regarding the contents, existence or formation of this Agreement and shall not otherwise use the name (except as required for regulatory compliance or reports to, submissions to, or correspondence with regulatory bodies), trademark(s), service mark(s) or logo(s) of the other Party in any advertisements or commercial promotions, without the prior written consent of the other Party.
9.7.The non-use and confidentiality obligations of the Receiving Party set forth in this Section
Certain confidential information contained in this document, marked by [**], has been omitted because SOPHiA GENETICS SA has determined that the information (i) is not material and (ii) is the type that SOPHiA customarily and actually treats as private or confidential.

9 will continue for a period of [**]years after expiration or termination of this Agreement; provided, that the Receiving Party's non-use and confidentiality obligations related to Confidential Information that is a trade secret will continue in perpetuity so long as the Disclosing Party treats such Confidential Information as a trade secret.

10.INTELLECTUAL PROPERTY
The sale of the Products furnished hereunder does not convey any license by implication, estoppel, or otherwise, under any proprietary or intellectual property rights of Watchmaker covering any combination of the Products with other materials. In all cases, intellectual property rights in and relating to the Products, including but not limited to their formulation, design and all improvement thereto, shall be and remain the exclusive property of Watchmaker. All rights not expressly granted herein are reserved.
11.TERM AND TERMINATION
11.1.Term. The initial term of this Agreement shall be five (5) years from the Effective Date hereof, unless sooner terminated as expressly provided for in this Agreement. After expiration of the initial term, this Agreement will renew automatically for additional one (1) year periods, provided that neither Party provides the other Party with written notice of that Party's desire not to renew the Agreement at least one hundred eighty (180) days prior to the expiration of the then-current term. Such initial period and any renewal period shall be referred to herein as the "Term".
11.2.Termination for Cause. Either Party may portion of the assets for the benefit of creditors by the other Party; provided, however, in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or such proceeding is not dismissed within ninety (90) days after the filing thereof; or (iii) upon SOPHiA's rejection of [**] Lots of the same Product in a [**] month period where Watchmaker could not confirm non- conformance to the applicable Specifications. Termination by Watchmaker pursuant to (i) or (iii) shall, at Watchmaker's option, relieve Watchmaker of the obligation to deliver Products under an outstanding Purchase Order. Termination by SOPHiA pursuant to (i) or (iii) shall, at SOPHiA's option, relieve SOPHiA of the obligation to accept Products under an outstanding Purchase Order.
11.3.Termination by SOPHiA. SOPHiA may terminate this Agreement (i) upon [**] days' prior written notice to Watchmaker in the event SOPHiA is prevented from manufacturing and/or selling the SOPHiA Kits by any Applicable Laws.
11.4.Effect of Expiration or Termination. Except as may be set forth otherwise, all rights and obligations of the Parties set forth herein that expressly or by their nature survive the expiration or termination of this Agreement (including without limitation all rights under outstanding Purchase Orders) shall continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement until they are satisfied or by their nature expire and shall bind the Parties and their legal representatives, successors, and permitted assigns.
12.INDEMNITY
Certain confidential information contained in this document, marked by [**], has been omitted because SOPHiA GENETICS SA has determined that the information (i) is not material and (ii) is the type that SOPHiA customarily and actually treats as private or confidential.

12.1.SOPHiA. SOPHiA shall indemnify, defend and hold harmless Watchmaker, its Affiliates, and their respective directors, officers, employees and agents (the "Watchmaker Indemnified Parties") from and against all losses, liabilities, costs, damages and expenses (including reasonable attorneys' fees and costs) that any of Watchmaker Indemnified Parties incur or suffer as a result of any claims, demands, actions or other proceedings made or instituted by any Third Party ("Action") and arising out of or relating [**].
12.2.Watchmaker. Watchmaker shall indemnify, defend and hold harmless SOPHiA, its Affiliates, and their respective directors, officers, employees and agents (the "SOPHiA Indemnified Parties") from and against all losses, liabilities, costs, damages and expenses (including reasonable attorneys' fees and costs) that any of SOPHiA Indemnified Parties incur or suffer as a result of any Action and arising out of or relating to [**].
12.3.Indemnification Procedure. [**].

13.LIMITATIONS OF LIABILITY

13.1.TO THE EXTENT PERMITTED BY APPLICABLE LAW AND NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY OR ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY OR LIMITATION OF LIABILITY, NEITHER PARTY OR ITS AFFILIATES SHALL, EXCEPT IN THE CASE OF [**], BE LIABLE TO THE OTHER PARTY, OR THE OTHER PARTY'S AFFILIATES, DISTRIBUTORS, OR CUSTOMERS FOR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (SUCH AS PUNITIVE DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE DISTRIBUTION, SALE OR USE OF THE PRODUCTS, WHETHER BASED ON CONTRACT, NEGLIGENCE, STRICT LIABILITY, OTHER TORT OR OTHERWISE, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.
13.2.EXCEPT FOR A PARTY'S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT, AND TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL EITHER PARTY'S LIABILITY ARISING OUT OF THE MANUFACTURE, SALE, SUPPLY, USE OR DISPOSITION OF THE PRODUCTS, WHETHER BASED ON WARRANTY, CONTRACT, TORT OR OTHERWISE, EXCEED [**].
13.3.The Parties acknowledge and agree that the limitations of liability contained in this Section 13 are a fundamental part of the basis of the bargain hereunder, and neither Party would enter into this Agreement absent such limitations.

14.MISCELLANEOUS
Certain confidential information contained in this document, marked by [**], has been omitted because SOPHiA GENETICS SA has determined that the information (i) is not material and (ii) is the type that SOPHiA customarily and actually treats as private or confidential.

14.1.Regulatory Action. Each Party shall notify the other Party of any regulatory action or other action concerning the safety of any Product or SOPHiAs Kit, including but not limited to FDA inspection reports, warning letters or import alerts.

14.2.Recall. SOPHiA shall be responsible for conducting any recall or other necessary corrective action regarding SOPHiA Kits incorporating the Products supplied hereunder.
14.3.Force Majeure Event. Neither party will be liable for any loss, damage or penalty as a result of any delay in or failure to manufacture, deliver, or otherwise perform hereunder due to acts of God, failures of supply of raw materials, civil disturbance, fires, terrorism, war, pandemic, or other catastrophic economic or natural events or any other act beyond either party's reasonable control (a "Force Majeure Event"). In a Force Majeure Event, the non-performing Party will be excused from any further performance or observance of the obligation so affected only for as long as such circumstances prevail and such Party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable. Any Party whose performance is delayed or prevented by a Force Majeure Event will promptly notify the other Party thereof, the anticipated duration of the non-performance and the action(s) being taken to over come or mitigate the delay or failure to perform.

14.4.Insurance. Each Party shall maintain a comprehensive commercial general liability/product liability insurance policy, with limits of not less than $[**] per occurrence, and $[**]in aggregate, for general liability and product liability.

14.5.Notices. All notices, requests, demands, claims and other communication under this Agreement shall be given in writing and shall be delivered in person or by courier, sent by electronic facsimile (fax), delivered by overnight delivery service, or mailed by certified or registered mail, postage prepaid, return receipt requested, and addressed to a Party at the address set forth below or to such other address as shall be given in accordance with this Section 14.5. If notice is given in person, by courier, or by fax, it shall be effective upon receipt; if notice is given by overnight delivery service, it shall be considered to have been duly delivered one (1) business day after deposit with the delivery service, and if notice is given by mail, it shall be effective five (5) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one (1) business day after it is sent for next business day delivery via a reputable international courier service, in each case to the intended recipient as set forth below:

If to Watchmaker:
Watchmaker Genomics Attn: Business Development
5744 Central Avenue, Suite 100
Boulder, CO 80301
[**]
Certain confidential information contained in this document, marked by [**], has been omitted because SOPHiA GENETICS SA has determined that the information (i) is not material and (ii) is the type that SOPHiA customarily and actually treats as private or confidential.

If to SOPHiA:
Sophia Genetics 172 rue du centre 1025, St-Sulpice Switzerland
legal@sophiagenetics.com

14.6.Assignment. Neither this Agreement nor any right or obligation hereunder may be assigned or otherwise transferred (whether voluntarily, by operation of law or otherwise) by SOPHiA to any Third Party, without the prior express written consent of Watchmaker. Watchmaker may, without consent but with notification, assign this Agreement and its rights and obligations hereunder to an Affiliate or in connection with the transfer or sale of all or substantially all of its business or business unit to which this Agreement pertains, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment or transfer in violation of this Section 14.6 shall be void.
14.7.Applicable Law; Dispute Resolution. This Agreement shall be governed by the laws of the State of Delaware without regard to its conflicts of laws rules. The parties agree that the United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement. Any disputes, actions, claims or causes of action arising out of or in connection with this Agreement (or the Products) shall be subject to the exclusive jurisdiction of the state and federal courts located in Delaware.
14.8.Entire Agreement. This Agreement, together with its attached Exhibits, constitutes the entire, full, and complete agreement between the Parties concerning the subject matter hereof, and supersedes all prior agreements, negotiations, representations, and discussions, written or oral, express or implied, between the Parties in relation thereto.
14.9.Relationship of the Parties. The relationship of the Parties is that of independent contractors, and nothing herein shall be construed as establishing one Party or any of its employees as the agent, legal representative, joint venturer, partner, employee, or servant of the other. Except as set forth herein, neither Party shall have any right, power or authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other. Neither Party shall hold itself out as being the agent, legal representative, joint venturer, partner, employee, or servant of the other Party or as having authority to represent or act for the other Party in any capacity whatsoever, except as authorized herein.
14.10.No Amendment. This Agreement shall not be amended except by an instrument in writing executed by both Parties.
14.11.No Waiver. The Parties hereto mutually covenant and agree that no waiver by either Party of any breach of the terms of this Agreement shall be deemed a waiver of any subsequent breach thereof.
14.12.Headings. Headings used herein are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.
Certain confidential information contained in this document, marked by [**], has been omitted because SOPHiA GENETICS SA has determined that the information (i) is not material and (ii) is the type that SOPHiA customarily and actually treats as private or confidential.

14.13.Severability. Should one or more of the provisions contained in this Agreement be held invalid, illegal or unenforceable by a court or tribunal with jurisdiction to do so, then the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affect the Parties' substantive rights. In such instance, the Parties shall use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.
14.14.Counterparts. This Agreement may be signed in two or more counterparts, all of which together shall constitute one and the same Agreement, binding on the Parties as if each had signed the same document.
14.15.Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

Certain confidential information contained in this document, marked by [**], has been omitted because SOPHiA GENETICS SA has determined that the information (i) is not material and (ii) is the type that SOPHiA customarily and actually treats as private or confidential.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

WATCHMAKER GENOMICS, INC.    SOPHiA GENETICS, INC.
Title: SIGNED     Title: SIGNED

Certain confidential information contained in this document, marked by [**], has been omitted because SOPHiA GENETICS SA has determined that the information (i) is not material and (ii) is the type that SOPHiA customarily and actually treats as private or confidential.

Schedule 1
Pricing & Kit Configurations Library Preparation Kits

[**]

Schedule 2 Forecast
[**]

Exhibit A
Product Specifications, Shipping and Storage Conditions

[**]

Certain confidential information contained in this document, marked by [**], has been omitted because SOPHiA GENETICS SA has determined that the information (i) is not material and (ii) is the type that SOPHiA customarily and actually treats as private or confidential.